Exhibit 99.2
                                                   EXECUTION COPY












                  AGREEMENT AND PLAN OF MERGER


                      MMI COMPANIES, INC.,


                  THE ST. PAUL COMPANIES, INC.


                               and


                    BOWMAN ACQUISITION CORP.




                  Dated as of December 20, 1999



                        Table of Contents

                                                             Page

                            RECITALS



                            ARTICLE I

               THE MERGER; CLOSING; EFFECTIVE TIME

 1.1.   The Merger                                        1
 1.2.   Closing                                           1
 1.3.   Effective Time                                    1

                           ARTICLE II

        CHARTER AND BY-LAWS OF THE SURVIVING CORPORATION


 2.1. The Charter                                         2
 2.2. The By-Laws                                         2

                           ARTICLE III

       OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

 3.1. Directors                                           2
 3.2. Officers                                            2

                           ARTICLE IV

 EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

 4.1. Effect on Capital Stock                             2
       (a)Merger Consideration                            2
       (b)Dissenting Shares                               3
       (c)Cancellation of Shares                          3
       (d)Merger Subsidiary                               3
 4.2. Exchange of Cash for Shares                         4
       (a)    Paying Agent.                               4
       (b)    Payment Procedures                          4
       (c)    Transfers                                   4
       (d)    Termination of Exchange Fund                4
       (e)    Lost, Stolen or Destroyed Certificates      5
 4.3. Adjustments to Prevent Dilution                     5

                            ARTICLE V


                 REPRESENTATIONS AND WARRANTIES


 5.1.  Representations and Warranties of the Company      5
       (a)Organization, Good Standing and Qualification   5
       (b)Capital Structure                               6
       (c)Corporate Authority; Approval and Fairness      7
       (d)Governmental Filings; No Violations             8
       (e)Company Reports; Financial Statements           9
       (f)Absence of Certain Changes                     11
       (g)Litigation and Liabilities                     11
       (h)Employee Benefits                              12
       (i)Compliance with Laws; Permits                  14
       (j)Takeover Statutes                              15
       (k)Environmental Matters                          15
       (l)Taxes                                          16
       (m)Labor Matters                                  17
       (n)Intellectual Property; Year 2000               18
       (o)Material Contracts.                            19
       (p)Rights Plan                                    20
       (q)Title to Assets; Liens.                        20
       (r)Insurance Matters                              20
       (s)Liabilities and Reserves                       23
       (t)Brokers and Finders.                           23
       (u)Separate Account; Investment Advisor           23
       (v)Joint Ventures                                 24
 5.2.Representations and Warranties of Parent
       and Merger Subsidiary                             24
       (a)Capitalization of Merger Subsidiary            24
       (b)Organization, Good Standing and Qualification  24
       (c)Corporate Authority                            25
       (d)Governmental Filings; No Violations            25
       (e)Financing                                      26
       (f)Brokers and Finders                            26
       (g)Share Ownership                                26


                           ARTICLE VI

                            COVENANTS


 6.1. Interim Operations                                 26
 6.2. Acquisition Proposals                              28
 6.3. Stockholders Meetings                              29
 6.4. Filings; Other Actions; Notification               30
 6.5. Access                                             31
 6.6. Stock Exchange De-listing                          32
 6.7. Publicity                                          32
 6.8. Benefits                                           32
       (a)Stock Options and Stock Plans                  32
       (b)Employee Benefits                              33
 6.9. Expenses                                           33
 6.10.  Indemnification; Directors'
         and Officers'Insurance                          33
 6.11.  Assumption of Debentures                         35
 6.12.  Other Actions by the Company and Parent          35
       (a)Rights                                         35
       (b)Takeover Statute                               35

                           ARTICLE VII

                           CONDITIONS


 7.1.Conditions to Each Party's Obligation to
       Effect the Merger                                 35
       (a)Stockholder Approval                           35
       (b)Regulatory Consents                            35
       (c)Certain U.K. and Ireland Consents              36
       (d)Litigation                                     37
 7.2.Conditions to Obligations of Parent and
       Merger Subsidiary                                 37
       (a)Representations and Warranties                 37
       (b)Performance of Obligations of the Company      37
       (c)Consents                                       37
 7.3.  Conditions to Obligation of the Company           37
       (a)Representations and Warranties                 37
       (b)Performance of Obligations of Parent
          and Merger Subsidiary                          38
       (c)Stockholder Approval                           38


                          ARTICLE VIII

                           TERMINATION

 8.1.  Termination by Mutual Consent                     38
 8.2.  Termination by Either Parent or the Company       38
 8.3.  Termination by the Company                        38
 8.4.  Termination by Parent                             39
 8.5.  Effect of Termination and Abandonment             39

                           ARTICLE IX

                    MISCELLANEOUS AND GENERAL


 9.1.  Survival                                          40
 9.2.  Modification or Amendment                         41
 9.3.  Waiver of Conditions                              41
 9.4.  Counterparts                                      41
 9.5.  Governing Law; Waiver Of Jury Trial               41
 9.6.  Notices                                           42
 9.7.  Entire Agreement; No Other Representations        43
 9.8.  No Third Party Beneficiaries                      43
 9.9.  Obligations of Parent and of the Company          43
 9.10  Severability.                                     43
 9.11  Interpretation                                    43
 9.12  Assignment                                        43


                  AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 20, 1999, among MMI COMPANIES, INC., a Delaware corporation (the "Company"), THE ST. PAUL COMPANIES, INC., a Minnesota corporation ("Parent"), and BOWMAN ACQUISITION CORP., a Delaware corporation and a wholly-owned indirect subsidiary of Parent ("Merger Subsidiary") (the Company and Merger Subsidiary sometimes being hereinafter collectively referred to as the "Constituent Corporations.")

                            RECITALS

          WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger; and

          WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                            ARTICLE I

               THE MERGER; CLOSING; EFFECTIVE TIME

     I.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article IV. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

     I.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, at 9:00 A.M. on the second business day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or
(ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").


     I.3. Effective Time. As soon as practicable following the Closing on the Closing Date, the Company and Parent will cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the "Secretary") as provided in
Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time agreed by the parties and established under the Certificate of Merger (the "Effective Time").



                           ARTICLE II

                       CHARTER AND BY-LAWS
                  OF THE SURVIVING CORPORATION

     II.1. The Charter. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law (as defined below).

     II.2. The By-Laws. The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until duly amended as provided therein or by applicable Law.

                           ARTICLE III

                     OFFICERS AND DIRECTORS
                  OF THE SURVIVING CORPORATION

     III.1. Directors. The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     III.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                           ARTICLE IV

             EFFECT OF THE MERGER ON CAPITAL STOCK;
                    EXCHANGE OF CERTIFICATES

     IV.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration. Each share of the common stock, par value $0.10 per share, of the Company (the "Common Stock"), including the associated right to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $20 per share, of the Company ("Series B Preferred Stock"), or, in certain circumstances, Common Stock or to receive other securities (each a "Right" and together with the Common Stock, a "Share" and, collectively, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of September 24, 1998, by and between the Company and Chase Mellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, the "Parent Companies")) or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties or Shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") who do not vote to approve the Merger and comply with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as that term is used in the DGCL) for their Shares (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into the right to receive $10.00 in cash (the "Merger Consideration"). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

     (b) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares held by a Person (a "Dissenting Shareholder") who does not vote to approve the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as that term is used in the DGCL) for their Shares ("Dissenting Shares") shall not be converted as described in Section 4.1(a), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Shareholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Shareholder to payment of fair value, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands.
The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     (c) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect Subsidiary of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (d) Merger Subsidiary. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     IV.2.     Exchange of Cash for Shares.

     (a) Paying Agent. As of the Effective Time, Parent shall cause one of its Subsidiaries to deposit with a bank or trust company selected by Parent with the Company's prior approval, which shall not be unreasonably withheld or delayed (the "Paying Agent"), for the benefit of the holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "Exchange Fund"). The funds deposited with the Paying Agent shall be invested by the Paying Agent as Parent reasonably directs and any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

     (b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

     For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature organized or existing under the Laws of any jurisdiction.

     (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective
Time.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of (after giving effect to any required tax withholdings) the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof) without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of, and deliverable in respect of, the Shares represented by such Certificates pursuant to this Agreement.

     IV.3. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

                         ARTICLE V


                 REPRESENTATIONS AND WARRANTIES

     V.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter") or in any Company Report (as defined in Section 5.1(e)(i)) filed during the period beginning on March 1, 1999, and ending on the date hereof, including the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, excluding any exhibits thereto or documents incorporated by reference therein (collectively, the "1999 Company Reports") (provided, however, the 1999 Company Reports shall not qualify any of the representations and warranties of the Company set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(p), 5.1(t), or 5.1(u) contained herein), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

     (a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of articles or certificate of incorporation and by-laws, or other similar governing documents or local equivalent, each as amended to date (collectively, the "Governing Documents"), of the Company and each of its Subsidiaries. The Company's and its Subsidiaries' Governing Documents so made available are in full force and effect.

     As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or any effect which prevents or materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the term "Company Material Adverse Effect" shall not be deemed to include any (i) changes in the property and casualty insurance industry in general, (ii) events resulting from changes in general United States, United Kingdom or global economic or financial market conditions, (iii) changes in GAAP or SAP, (iv) non-renewal of premiums due primarily and directly to the execution of this Agreement and the announcement of the transaction and the identity of Parent and/or Merger Subsidiary, (v) changes resulting from actions of the Parent or Merger Subsidiary in breach of this Agreement, or (vi) adverse changes in the Company's financial condition or results of operations following the date hereof resulting from the matters set forth in Section 5.1(a) of the Company Disclosure Letter.

      The Company conducts its insurance operations through the Subsidiaries set forth in Section 5.1(a) of the Company Disclosure Letter (the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is, where applicable, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in its jurisdiction of incorporation,
(ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined below), except, in any such case, where the failure to be so licensed or authorized, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     (b) Capital Structure. The authorized stock of the Company consists of 30,000,000 shares of Common Stock, of which 19,150,270 were outstanding as of the close of business on December 17, 1999, and 5,000,000 shares of preferred stock (the "Preferred Shares"), $20 par value, of which 300,000 shares have been authorized as Series B Junior Participating Preferred Stock, none of which were outstanding as of December 17, 1999. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. The Company has no commitments to issue or deliver shares of Common Stock, except that, as of December 17, 1999, there were not more than 3,160,888 shares of Common Stock subject to issuance pursuant to the Company's 1999 Stock Option Plan, 1993 Stock Plan, 1993 Non-Employee Director Formula Stock Option Plan and the 1997 Long Term Incentive Plan and 100,000 shares of Common Stock reserved for issuance pursuant to the Company's Savings Related Share Option Scheme (collectively referred to as, the "Company Stock Plans"). The Company has no commitments to issue or deliver Preferred Shares, except that as of the date hereof, there were 300,000 shares of Series B Junior Participating Preferred Stock subject to issuance pursuant to the Rights Agreement. The Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase or acquire shares of Common Stock under each of the Company Stock Plans (each a "Company Option"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company to vote any shares of the capital stock or other securities of any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (c)  Corporate Authority; Approval and Fairness.

          (i) The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of the Merger by the holders of at least a majority of the outstanding shares of Common Stock (the "Company Requisite Vote"). This Agreement is the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (ii) The board of directors of the Company, at a meeting duly called and held prior to the execution hereof,
     (A) has unanimously (with respect to those directors present at such meeting, which number of directors constituted a quorum) declared that the Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (B) has authorized, approved and adopted in all respects this Agreement, the Merger and the other transactions contemplated hereby, (C) has recommended the approval of this Agreement and the Merger by the holders of the shares of Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Stockholder Meeting (as defined in Section 6.3) and (D) has received the opinion of Salomon Smith Barney, Inc., its financial advisors, a copy of which has been delivered to Parent, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders.

     (d)  Governmental Filings; No Violations.

          (i)   Other than the filings, reports and/or notices
     (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" Laws, (D) required to be made with the New York Stock Exchange (the "NYSE"), and (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar regulatory authorities of the states set forth in Section 5.1(d) of the Company Disclosure Letter and (F) required to be made with the United Kingdom ("UK") Office of Fair Trading or the Commission of the European Communities, the UK Financial Services Authority, the Council of Lloyds and the Minister for Enterprise Trade and Employment of Ireland and such notices and consents and expiry of waiting periods as may be required under the insurance company controller laws of the UK and under the antitrust notification or insurance Laws of any state or country in which the Company, Parent or any of their respective Subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by the Company or its Subsidiaries or Joint Ventures with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiaries or Joint Ventures from, any foreign or domestic governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (ii) Except as set forth in Section 5.1(d)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, any Governing Document of the Company or any of its Subsidiaries or Joint Ventures, (B) a breach or violation of, or a default under, the right of cancellation, the termination or the acceleration of any obligations by any Person or the creation of a lien, pledge, security interest, claim or other encumbrance on the properties or assets of the Company or any of its Subsidiaries or Joint Ventures
     (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license permit, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or Joint Ventures (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section
     5.1(d)(i)), a violation of any Law (as defined in
     Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries or Joint Ventures is subject or (C) any change in the rights or obligations of any party pursuant to any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or materially impair the ability of Parent or any of its Affiliates (as defined below), including the Company, its Subsidiaries and Joint Ventures, following the Effective Time, to conduct its business in the manner as such business is being conducted as of the date of this Agreement. None of the Company or any of its Subsidiaries or Joint Ventures is a party to any Contract pursuant to which consents or waivers are or may be required of any other Person in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except those the failure to obtain, individually or in the aggregate, is not reasonably likely to have a Company
     Material Adverse Effect.

     As used herein, "Joint Venture" of a Person shall mean any corporation or other Person, together with any Subsidiaries therof, that is not a Subsidiary of such Person, in which such Person owns directly or indirectly an equity, voting or other membership interest, other than equity, voting or other membership interests representing less than 5% of each class of the outstanding voting securities or equity or other voting or membership interests of any such Person and owned for passive investment purposes.

     Any representations and warranties made herein as to the Company's Joint Ventures shall be made in reference to and limited to the knowledge of the Chief Executive Officer and the Chief Financial Officer of both the Company and Unionamerica Holdings, PLC, and Alisdair Bishop, which knowledge shall include the knowledge that such persons would have obtained after due inquiry with respect to those areas of the business for which they are responsible.

     (e)  Company Reports; Financial Statements.

          (i) The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 including (A) the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Audit Date"), and
     (B) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the Company Reports comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, or will present fairly, the consolidated financial position of the Company and its Subsidiaries as of its respective date and each of the consolidated statements of income and of stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods indicated, except as may be noted therein.

          (ii) The Company has made available or provided to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1996, 1997 and 1998 and the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith, or the local equivalent in its respective jurisdiction (collectively with any such statement filed subsequent to the date hereof, the "Company SAP Statements"). The Company SAP Statements were and will be prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority ("SAP") consistently applied for the periods covered thereby, were and will be prepared in accordance with the books and records of the Company or the Company Insurance Subsidiary, as the case may be, and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied and will comply in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on the Company Prepared SAP Statements comply with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and all applicable Insurance Laws (as defined in Section 5.1(i)) with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by Ernst & Young LLP, and the Company has provided to Parent true and complete copies of all audit opinions related thereto. The Company has provided to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1995 relating to the Company Insurance Subsidiaries and a list of all pending market conduct examinations, or the local equivalent in its respective jurisdiction.

     (f)  Absence of Certain Changes.  Except as set forth in
Section 5.1(f) of the Company Disclosure Letter, since the Audit Date, the Company and its Subsidiaries and Joint Ventures have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change, event, circumstance, development or combination of events, circumstances and developments which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for regular quarterly cash dividends on its shares of Common Stock publicly announced prior to the date hereof; (iii) any change by the Company in accounting principles, practices or methods other than those required by GAAP or SAP or the local equivalent in its respective jurisdiction; (iv) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (v) any change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary. Since the Audit Date, except as expressly provided for herein, or as set forth in Section 5.1(f) of the Company Disclosure Letter, there has not been any: (i) increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees;
(ii) any amendment of any of the Compensation and Benefit Plans (as hereinafter below) other than amendments in the ordinary course which are generally applicable to employees of the Company; (iii) adoption of any new employee benefit plan or agreement providing for severance benefits or other benefits; or
(iv) stock option grants to officers and key employees of the Company or any of its Subsidiaries other than in the ordinary course.

     (g) Litigation and Liabilities. Except as disclosed in the 1999 Company Reports, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company (as defined below), threatened against the Company or any of its Affiliates (as defined below), (ii) orders, judgments, decrees, injunctions or rules of any Governmental Entity to which the Company or any of its Subsidiaries or Joint Ventures is subject,
(iii) except as incurred in the ordinary course of business consistent with past practice, obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any facts or circumstances that is reasonably likely to result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates or (iv) developments since the date of such Company Reports with respect to such disclosed actions, suits, claims, hearings, investigations or proceedings, except, in each case, for those that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. As used herein, the term "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, and "Knowledge of the Company" shall mean the knowledge of those persons referred to in Section 5.1(g) of the Company Disclosure Letter, which knowledge shall include the knowledge that such persons would have obtained after due inquiry with respect to those areas of the business of the Company for which they are responsible.

     (h)  Employee Benefits.

          (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been provided to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in
     Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h)(i) of the Company Disclosure Letter. All bonus accruals in respect of the employees of the Company and its Subsidiaries have been disclosed to Parent either in the most recent consolidated balance sheet or in Section 5.1(h)(i) of the Company Disclosure Letter.

          (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable Law, including the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of
     Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. The Unionamerica (1993) Pension Scheme and the Unionamerica (1993) Death Benefits Scheme are approved by Inland Revenue for the purposes of Chapter I Part XIV of the Income and Corporation Taxes Act 1988 and the Company is not aware of any circumstances reasonably likely to result in the withdrawal of such approval. There is no pending or, to the Knowledge of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          (iii)     No liability under Subtitle C or D of
     Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan by the Company or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet included or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
     Section 401(a)(29) of the Code. The Unionamerica 1993 Pension Scheme is sufficiently funded on an ongoing basis, using actuarial assumptions within the range of generally accepted actuarial practice to secure all benefits currently, prospectively and contingently payable under the 1993 Scheme as of the Closing Date.

          (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
     Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

          (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in
     Section 5.1(h)(vi) of the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

          (vii) Except as described in Section 5.1(h)(vii) of the Company Disclosure Letter or as otherwise provided in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, either alone or in connection with a subsequent termination of employment, will not (x) entitle any employees of the Company or its Subsidiaries to severance or redundancy pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

          (viii) Except as provided in Section 5.1(h)(viii) of the Company Disclosure Letter, no amount that could be received (whether in cash, options or property or the vesting of cash, options or property) directly or indirectly as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) will fail to be deductible under Section
     280G of the Code.

          (ix) Except as set forth in Section 5.1(h)(ix) of the Company Disclosure Letter, no employees are seconded or leased to the Company or any of its Subsidiaries.

     (i) Compliance with Laws; Permits. (i) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes, regulations and rules of any jurisdiction of which each is respectively subject regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Company Insurance Subsidiary and its agents have marketed, sold and issued insurance products in compliance, in all respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable published prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable published requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable published requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the Knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority or limitation of license or restriction to conduct its business relating specifically to such Company Insurance Subsidiary which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

       In addition to Insurance Laws, the businesses of each of the Company, its Subsidiaries and Joint Ventures have not been, and are not being, conducted in violation of any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, default under or non-compliance with order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit of any Governmental Entity
(collectively with Insurance Laws, "Laws"), except for violations, defaults or non-compliance that are not, individually or in the aggregate, reasonably likely to have a Company
Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or Joint Ventures is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. No material change is required in the Company's or any of its Subsidiaries' or any of its Joint Ventures' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries and Joint
Ventures each has all permits, licenses, trademarks, patents, trade names, domain names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (j) Takeover Statutes. The board of directors of the Company has adopted, approved and found advisable the Merger and the other transactions contemplated by this Agreement, and such adoptions, approvals and findings are sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL, the Rights Plan and the Rights. To the Knowledge of the Company, no other "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation or similar Law (collectively, the "Takeover Statutes"), or any provision of the Company's Certificate or By-Laws, applies or purports to apply to the Merger or any of the transactions contemplated by this Agreement.

     (k) Environmental Matters. Except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or as set forth in Section 5.1(k) to the Company Disclosure Letter: (i) to the Knowledge of the Company, there are no liabilities of the Company or any of its Subsidiaries or Joint Ventures of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise arising or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability; (ii) neither the Company nor any of its Subsidiaries or Joint Ventures has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; or (iii) neither the Company nor any of its Subsidiaries or Joint Ventures is subject to any orders, decrees, injunctions or other written arrangements with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances.

          As used herein, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award or common law, relating to: (A) the protection, investigation or restoration of the environment, health and safety, wildlife or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution or environmental contamination.

          As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law or (B) any petroleum product or byproduct, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials or radon.

     (l) Taxes. Except as set forth in Section 5.1(l) of the Company Disclosure Letter:

          (i) the Company and each of its Subsidiaries have filed all material Tax Returns (as defined below) that are required by all applicable Laws to be filed by them, and such Tax Returns are correct and complete, and have paid, or made adequate provision for the payment of, all material Taxes (as defined below) which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges or assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports. The Tax Returns of the Company and its Subsidiaries have been prepared, in all material respects, in accordance with all applicable Laws consistently applied;

          (ii) all material Taxes which the Company and its Subsidiaries are required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

          (iii)     no liens for a material amount of Taxes
     exists with respect to any    of the assets or properties of
     the Company or its Subsidiaries, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith;

          (iv) neither the Company nor any of its Subsidiaries have executed any written waiver to extend the applicable statute of limitations in respect of any material Tax liabilities of the Company or its Subsidiaries;

          (v) neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement, other than between or among the Company and its Subsidiaries;

          (vi) all of the federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ended on December 31, 1995;

          (vii) all material Taxes of the Company and its Subsidiaries due with respect to any completed audit, examination or deficiency litigation with any Taxing
     Authority have been paid in full;

          (viii) there is no suit, claim, dispute, audit, deficiency or refund litigation pending with respect to material Taxes of the Company or any of its Subsidiaries for which adequate provision has not been made on the most recent balance sheet included in the Company Reports;

          (ix) none of the Company or any of its Subsidiaries is bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes;

          (x) none of the Company or any of its Subsidiaries is a "consenting corporation" within the meaning of Section
     341(f) of the Code;

          (xi) any material liability of the Company or any of its Subsidiaries for Taxes not yet due and payable have been provided for on the most recent balance sheet included in the Company Reports, in accordance with GAAP; and

          (xii) the Company does not own any material interests in real property located in the United States or the Virgin Islands and to the best of the knowledge and belief of the corporate officers with knowledge of the tax affairs of the Company, the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

     As used in this Agreement, (A) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, premium, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding (whether on amounts paid to or by such Person), payroll, employment, unemployment, social security, excise, severance, stamp, occupation, windfall profit or environmental tax, customs, duties, or other tax, or like assessments or charges of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions or additional amounts imposed with respect thereto (including, without limitation, penalties for failure to file Tax Returns, or interest on such amounts), (b) any known joint or several liability of such Person with any other Person for the payment of any amounts of the type described in clause (a) hereof, including as a result of being, or having been at any time, a member of an affiliated, consolidated, combined or unitary group, and (c) any material liability of such Person for the payment in respect of any amounts of the type described in (a) as a result of any express or implied obligation to reimburse or indemnify any other Person, including pursuant to any tax sharing agreement or tax indemnity arrangement; (B) the term "Tax Return(s)" shall mean all reports, statements and returns, consolidated, combined, unitary or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority; and (C) the term "Taxing Authority" shall mean any Governmental Entity responsible for the imposition, collection or administration of any Tax.

     (m)  Labor Matters.

          (i) Except as set forth in Section 5.1(m) of the Company Disclosure Letter, (a) the Company and each of its Subsidiaries are in substantial compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) neither the Company nor its Subsidiaries have received written notice of any material investigation, charge or complaint against the Company or its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity or court or other tribunal regarding an unlawful employment practice; (c) there are no material complaints, lawsuits or other proceedings pending, or to the Knowledge of the Company, threatened by or on behalf of any present or former employee of the Company, or any of its Subsidiaries alleging breach of any express or implied contract of employment; (d) neither the Company nor its Subsidiaries have received notice that any material representation petition respecting the employees of the Company or its Subsidiaries has been filed with the National Labor Relations Board; (e) the Company and each of its Subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act or similar state statute. The Company or its Subsidiaries are not party to any collective bargaining agreement and there is no pending or threatened, nor has there been any since January 1, 1997, labor strike, slowdown or stoppage against or affecting the Company and its Subsidiaries.

          (ii) Except as set forth in the Company Disclosure Letter, the Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing.

          (iii) The Company has distributed to Parent a true, complete and accurate list containing the following information: as of the date hereof, the number of employees employed by the Company and its Subsidiaries (by employer or location) including such employee's date of hire (or period of service) and current base salary or rate of pay.

     (n)  Intellectual Property; Year 2000.

          (i) The Company and/or each of its Subsidiaries and Joint Ventures owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, brand marks, brand names, trade names, domain names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs, databases or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, all patents, trademarks, trade names, domain names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (ii) All computer systems and computer software used by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, the material computer systems and computer software of its material commercial counterparties, recognize the advent of the year A.D. 2000 and can correctly recognize and manipulate date information relating to dates on or after January 1, 2000 and the operation and functionality of such computer systems and such computer software has not been and will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000 ("Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The costs of the adaptions necessary to achieve Millennium Functionality have not had and are not reasonably likely to have a Company Material Adverse Effect.

          (iii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material
     Adverse Effect:

               (A)  the Company, its Subsidiaries and Joint
     Ventures is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, domain names, service marks, and copyrights ("Third-Party Intellectual Property Rights");

               (B) no claims with respect to (I) the patents, registered and material unregistered trademarks, domain names and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or
     (III) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person;

                (C) to the Knowledge of the Company, there are no valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret;
     (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

               (D) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

     (o) Material Contracts. Except as set forth in Section 5.1(o) of the Company Disclosure Letter, all of the material Contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or the Company SAP Statements, or to be filed as exhibits thereto, are described in the Company Reports or filed as exhibits thereto. Each material Contract is valid, binding and enforceable against the Company and its Subsidiaries in accordance with its terms and is in full force and effect. True and complete copies of all such material Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such Contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any respect the ability of the Company or any of its Subsidiaries or, except as specifically identified on Section 5.1(o) of the Company Disclosure Letter, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

     (p)  Rights Plan.

          (i) Prior to Parent entering into this Agreement, the Company has taken all actions necessary such that, for all purposes under the Rights Agreement, Parent shall not be deemed an Acquiring Person (as defined in the Rights
     Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the Rights Agreement (the "Rights") will not separate from the shares of Common Stock, as a result of Parent's entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

          (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company, Parent nor Merger Subsidiary will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

     (q) Title to Assets; Liens. Except as set forth in Section 5.1(q) of the Company Disclosure Letter, the Company and its Subsidiaries and Joint Ventures have good and marketable title to all of their respective premium balances receivable, property, equipment and other assets, and such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for (i) such mortgages, liens charges, encumbrances or title defects which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect and (ii) liens for Taxes not yet due or payable or that are being contested in good faith. The Company and its Subsidiaries have valid and enforceable leases for the material premises and the equipment, furniture and fixtures purported to be leased by them.

     (r)  Insurance Matters.

          (i) Except as otherwise are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts, participation agreements and agents, brokers, managing general agents agreements and other agreements of insurance, whether individual or group, (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are or have been issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, and have been, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

          (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the Knowledge of the Company, any other party to a reinsurance or coinsurance treaty or binder or other agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The
     Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No broker, insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance
     Subsidiaries or the ceding by the Company and the Company
     Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended
     December 31, 1998. The Company SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, the Company and/or the Company Insurance Subsidiaries are entitled to take credit for reinsurance.

          (iii) Prior to the date hereof, the Company has provided to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1996, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

          (iv) Except as set forth in Section 5.1(r)(iv) of the Company Disclosure Letter, none of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary and the Company, as of the date hereof, has no Knowledge that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including as a result of the transactions contemplated hereby.

          (v) Except as is not reasonably likely to have a Company Material Adverse Effect, all annuity contracts and life insurance policies issued by each Company Insurance Subsidiary to an annuity holder domiciled in the United States meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Subsidiary qualifies as an annuity under federal tax Law;
     (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code);
     (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and (G) none of the Company Insurance Subsidiaries have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Subsidiaries, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

          (vi) All material insurance policies maintained by the Company or any of its Subsidiaries or Joint Ventures are with reputable insurance carriers, provide reasonable coverage for all normal risks incident to the business and are, to the Knowledge of the Company, in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, and are sufficient for compliance with all Laws currently applicable to the Company or any of its Subsidiaries or Joint Ventures, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Joint Ventures has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries or Joint Ventures.

     (s)  Liabilities and Reserves.

          (i) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Except as set forth in Section 5(r) of the Company Disclosure Letter, such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by such applicable Laws. In addition, the Company provided to Parent copies of substantially all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 1997 and December 31, 1998, respectively.

          (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry no claim or assessment is pending or, to the Knowledge of the Company, threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

     (t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Salomon Smith Barney Inc. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

     (u) Separate Account; Investment Advisor. None of the Company Insurance Subsidiaries maintains any separate accounts. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Law to control an "investment advisor" as such term is defined in
Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

    (v)  Joint Ventures. Section 5.1(v) of the Company
Disclosure Letter sets forth a correct and complete list of the Company's Joint Ventures, including, for each such entity (i) its name and the Company's interest therein, (ii) a brief description of its principal line of business, (iii) a summary of all restrictions (contractual, regulatory or otherwise) which are reasonably likely to have a Parent Material Adverse Effect (as defined in Section 5.2(b)), and (iv) a summary of any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent, the Company or any of their respective Subsidiaries. With respect to each of the Company's Joint Ventures, the Company has made available to Parent correct and complete copies (or descriptions of oral agreements, if any) of all agreements which (i) have affected or are reasonably likely to affect the ability of Parent, together with the remaining co-owners of each such entity, to direct and control its business operations after consummation of the Merger or (ii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent, the Company or any of their respective Subsidiaries.

     V.2. Representations and Warranties of Parent and Merger Subsidiary. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter") or in any Parent Report (as hereinafter defined) filed prior to the date hereof, Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

     (a) Capitalization of Merger Subsidiary. The authorized stock of Merger Subsidiary consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding stock of Merger Subsidiary is, and at the Effective Time will be, owned directly or indirectly by Parent, and there are (i) no other shares of stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of stock or voting securities of Merger Subsidiary and
(iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Subsidiary. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (b) Organization, Good Standing and Qualification. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect (as defined below).

     As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations, results of operations or prospects of Parent and its Subsidiaries taken as a whole, or any effect which prevents, materially delays or materially impairs the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     (c) Corporate Authority. Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (d)  Governmental Filings; No Violations.

          (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" Laws, (D) required to be made with the NYSE, and
     (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance of the states set forth in Section 5.1(d) of the Company Disclosure Letter, and (F) required to be made with the UK Office of Fair Trading or the Commission of the European Communities, the UK Financial Services Authority, the Council of Lloyds and the Minister for Enterprise Trade and Employment of Ireland, and such notices and consents and expiry of waiting periods as may be required under the antitrust notification insurance Laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subsidiary from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary do not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Governing Documents of Parent and Merger Subsidiary or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.2(d)(i)) or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

     (e) Financing. Parent has, or will have prior to the Effective Time, sufficient funds available to pay the Merger
Consideration and all fees and expenses related to the transactions contemplated by this Agreement.

     (f) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Credit Suisse First Boston as its financial advisors.

     (g) Share Ownership. Parent, Merger Subsidiary and their respective Subsidiaries beneficially own in the aggregate 484,500 shares of Common Stock.



                           ARTICLE VI

                            COVENANTS

     VI.1.     Interim Operations.  Except as set forth in
Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees as to itself and its Subsidiaries and undertakes as to itself and its Subsidiaries to use commercially reasonable efforts in relation to its Joint Ventures as though for the purpose of the remainder of this Article VI its Joint Ventures were Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

     (a) its and its Subsidiaries' businesses shall be conducted in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries, to enter into or engage in new lines of business, to utilize new distribution methods, expand into new geographic territories outside of the United States, or to exit any current business of the Company or its Subsidiaries, without Parent's prior written approval);

     (b) to the extent consistent with (a) above it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

     (c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its Charter or by-laws or amend, modify or terminate the Rights Agreement except as contemplated by
Section 5.1(o)(ii); (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly dividends paid by the Company on its Common Shares not in excess of $.09 per share, with usual record and payment dates and in accordance with the Company's past dividend policy; or
(v) repurchase, redeem or otherwise acquire, except in connection with any of the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

     (d) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iii) make or authorize or commit for any capital expenditures, including entering into capital lease obligations, other than in amounts not exceeding $1 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $100,000 individually or $1 million in the aggregate (other than in connection with ordinary course investment and reinsurance activities); (iv) enter into, amend or terminate any material Contract or (v) permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

     (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any employee benefit or incentive plan or employment or other agreement (including the Compensation and Benefit Plans) or hire or terminate the employment of key employees, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

     (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $1 million in the aggregate and other than regular semi-annual payments paid by MMI Capital Trust I on its 7 5/8% Series B Capital Trust Securities (the "Trust Securities") pursuant to the Indenture, dated December 23, 1997, between The Chase Manhattan Bank and the Company, pursuant to which the Trust Securities were issued;

     (g) neither it nor any of its Subsidiaries shall make, change or revoke any Tax election, settle or compromise any material Tax liability arising in any audit, change its method of accounting if such change would have a material impact on Taxes, enter into any closing or other agreement with respect to a material amount of Taxes, file a request for refund of a material amount of Taxes (but not including the prosecution of any refund claim pending on the date hereof), or file an amended Tax Return if such Tax Return is materially different from the original return to which it relates, except, in each case, (i) in the ordinary course of business and consistent with the Company's past practice in respect of the Tax at issue in the jurisdiction in question or (ii) with the consent of Parent, such consent not to be unreasonably withheld;

     (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or Affiliate to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or Affiliates;

     (i) neither it nor any of its Subsidiaries shall enter into any new quota share or other reinsurance transaction (A) which does not contain standard cancellation and termination provisions, (B) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or (C) pursuant to which $1 million or more in gross written premiums are ceded by the Company Insurance Subsidiaries to any Person other than the Company or any of its Subsidiaries;

     (j) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

     (k) neither it nor any of the Company Insurance Subsidiaries will alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or in any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or SAP; and

     (l) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     VI.2. Acquisition Proposals. The Company will not, and will not permit or cause any of its Subsidiaries or any of their officers and directors to, and shall direct its and its Subsidiaries' employees, agents and Representatives (as defined below) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, (ii) the purchase of 15% or more of the assets
(including equity securities of the Company's subsidiaries) of the Company and its subsidiaries taken as a whole, or (iii) the purchase of Shares not in the ordinary course (purchases pursuant to a Compensation and Benefit Plan being in the ordinary course), but not, in any case, including the matters set forth in Section
6.2(a) of the Company Disclosure Letter (any such proposal or offer being hereinafter referred to as an "Acquisition
Proposal"). The Company will not, and will not permit or cause any of its Subsidiaries to, and will use commercially reasonable efforts to cause any of the officers and directors of it or its Subsidiaries not to and shall direct its and its Subsidiaries' employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition
Proposal or (ii) if the Merger shall not have been approved by the Company Requisite Vote by such date (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement (as defined below); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or
(C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each case referred to in clause (B) or (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition
Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, be reasonably likely to result in a more favorable transaction than the transaction contemplated by this Agreement
(any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement (as defined in Section 9.7). The Company will notify Parent promptly, but in any event not later than one day following receipt, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

     VI.3. Stockholders Meetings. The Company will take, in accordance with its Charter and by-laws, all action necessary to convene a meeting of the holders of shares of Common Stock (the "Stockholders Meeting") as promptly as practicable, but in no event more than 35 days (to the extent legally permissible), after the Proxy Statement (as defined in Section 6.4) is first mailed to stockholders to consider and vote upon the approval of the Merger. Subject to fiduciary obligations under applicable Law, the Company's board of directors shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Stockholders Meeting to be convened and a vote taken with respect to the Merger and the board of directors shall communicate to the Company's stockholders its basis for such withdrawal or modification as contemplated by Section 251 of the DGCL.

     VI.4.     Filings; Other Actions; Notification.

     (a) In connection with the Stockholders Meeting, the Company shall prepare and deliver to Parent as promptly as practicable after the date hereof a draft of a proxy statement (the "Proxy Statement"). Thereafter, the Company and Parent shall use their reasonable efforts to cooperate fully to make such changes to the Proxy Statement as may be reasonably requested by Parent or otherwise may be appropriate, file the Proxy Statement with the SEC as soon as practicable, and respond promptly to any SEC comments. Upon filing the final, definitive Proxy Statement with the SEC, the Company shall mail such Proxy Statement to its stockholders.

     (b) The Company and Parent shall use and shall cause their "ultimate parent entities," (if applicable) to use, their reasonable best efforts to as promptly as practicable file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

    (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable efforts (i) to cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in either case, individually or in the aggregate with all other agreements, changes and restrictions, could, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement or materially impair the ability of any Parent Company (including the Company following the Effective Time), to conduct its business in the manner as such business is now being conducted. Parent and Merger Subsidiary shall use reasonable best efforts to cause to be filed such statements on Form A as are required to be filed with the Governmental Entities identified in Section 5.1(d) of the Company Disclosure Letter by January 21, 2000. It is expressly understood by the parties hereto that the representatives of the Company and Parent respectively shall have the right to attend and participate in any hearing, proceeding, meeting or conference before or with a Governmental Entity relating to the transactions contemplated hereby. In furtherance of the foregoing, the Company and Parent shall provide each other reasonable advance notice of any such hearing, proceeding, meeting or conference. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (e) (i) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively.

          (ii) The Company and Parent each shall give prompt notice to the other of

               (A) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of notice pursuant to this Section 6.4(e)(ii) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     VI.5.     Access.

     Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent's directors, officers, employees, counsel, accountants, financial advisors, environmental consultants, and other authorized agents and representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the earlier of the termination of this Agreement or the Effective Time, to the Company's and its Subsidiaries' management, properties, books, contracts, records and personnel (and will use commercially reasonable efforts to provide access to its auditors (including such auditors' work papers)) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the board of directors of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.5(a) shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers. All such information shall be governed by the terms of the Confidentiality Agreement (as defined below).

     VI.6. Stock Exchange De-listing. The Surviving Corporation shall use its best efforts to cause the shares of Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     VI.7. Publicity. The initial press release relating to the transaction contemplated by this Agreement shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national or foreign securities exchange.

     VI.8.     Benefits.

     (a) Stock Options and Stock Plans. Prior to the Effective Time, the Company shall take all such actions as may be necessary to cause each Company Option outstanding pursuant to the Company Stock Plans, whether or not then exercisable, to be canceled as of the Effective Time and to thereafter only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option, less any required withholding taxes. As promptly as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of outstanding Company Options granted pursuant to the Company Stock Plans (regardless of whether such stock options are vested or exercisable at the time) a letter in a form acceptable to Parent which describes the treatment of and payment for such options pursuant to this
Section 6.8(a) and provides instructions for use in obtaining payment for such options hereunder. Each such holder shall sign a release by which such holder effectively relinquishes all rights with respect to such holder's outstanding stock options upon payment therefor in accordance with this Section 6.8(a) prior to or as soon as practicable following the Closing. The Company shall take all actions necessary to cause the Company Stock Plans to be terminated effective as of the Effective Time.

     (b) Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits (other than benefits involving the issuance of Shares) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees under the Company's and its Subsidiaries' existing employee benefit plans which are listed in Section 6.8(b) of the Company Disclosure
Letter. To the extent that employees of the Company and its Subsidiaries become participants in any plans maintained by Parent or its Subsidiaries, (i) any such employees will receive credit under such plans of Parent or any of its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors (to the extent service with such predecessors was credited under the Compensation and Benefit Plans disclosed in the Company Disclosure Letter) prior to the Effective Time for the purpose of determining eligibility and vesting, but not for purposes of benefit accrual, and (ii) and Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans of the Parent or any of its Subsidiaries to be waived with respect to such participants and their eligible dependents. With respect to any plan maintained by Parent or its Subsidiaries which covers employees of the Company or its Subsidiaries prior to January 1, 2001, Parent shall, or shall cause the Surviving Corporation to, provide each employee with credit for any co-payments and deductibles paid prior to the plan entry date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the plan entry date. All discretionary awards and benefits under any employee benefit plans of Parent or any of its Subsidiaries shall be subject to the discretion of the Persons or committee administering such plans.

     VI.9. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company, up to a maximum of $150,000 by Parent.

     VI.10.    Indemnification; Directors' and Officers'
Insurance.

     (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (each, an Indemnified Party and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Charter or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met), and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). In addition, from and after the Effective Time, Parent agrees that it will not make any changes to the Charter or by-laws of the Company and/or its Subsidiaries that would adversely affect the indemnification provided to any Persons under its Charter or by-laws in effect on the date hereof.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") or D&O Insurance that is substantially comparable to the Company's existing D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "Current Premium"); provided, however, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the six-year period for not in excess of 300% of the Current Premium, then the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     VI.11. Assumption of Debentures. The Company and Parent each agrees that the Surviving Corporation shall continue to assume the payment of the principal and redemption price of and interest on the Series A Debentures and Series B Debentures (the "Debentures") issued under the Indenture dated as of December 23, 1997 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"),if required under the terms of the Indenture, according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the Indenture kept or performed by the Company. The Surviving Corporation, if required under the terms of the Indenture, shall execute and deliver to the Trustee a supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect) satisfactory in form to the Trustee, whereupon the Surviving Corporation shall succeed to and be substituted for the Company and the Company thereupon shall be relieved of any further liability or obligation thereunder or upon the Debentures.

     VI.12.    Other Actions by the Company and Parent.

     (a)  Rights.  If requested by Parent prior to the Effective
Time, the board of directors of the Company shall take all necessary action to terminate all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time.

     (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                           ARTICLE VII

                           CONDITIONS

     VII.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite
Vote.

     (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries and Joint Ventures from, and the expiry of all waiting periods imposed by, any Governmental Entity (collectively, "Governmental Consents"), in connection with the execution and delivery of this agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained
(as the case may be), except for any non-insurance related and/or non-HSR Act related Governmental Consents for which the failure to obtain such consents or approvals would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Surviving Corporation.

     (c)  Certain U.K. and Ireland Consents.

          (i) Either (i) The UK Office of Fair Trading shall have indicated, in terms reasonably satisfactory to the Company and Parent, that the Secretary of State for Trade and Industry does not intend to refer the proposed acquisition of the Common Shares or any matter relating thereto to the Competition Commission; or (ii) the Commission of the European Communities shall have (x) issued a decision pursuant to article 6(l)(b), article 6(2) or article 8.2 of Council Regulation 4064/S 9 as amended by the Council Regulation 13 10/97 ("Regulation 4064/89") that the proposed acquisition of Common Shares falls within the scope of Regulation 4064/89 but is compatible with the common market (and, if such decision is given subject to conditions, such conditions shall have been approved by Parent in its reasonable discretion) and no prior decision pursuant to article 9(3)(b) shall have been made; or (y) issued a decision pursuant to article 6(1)(a) of Regulation 4064/89 that the proposed acquisition of the Common Shares does not fall within the scope of Regulation 4064/89 and the competent national authorities in the European Union the consent, approval, clearance or confirmation of which is either required or considered by Parent to be desirable shall have granted all such consents, approvals, clearances or confirmations on terms satisfactory to the parties; or
     (z) issued a decision pursuant to article 9(3)(b) and the competent authorities of the member state concerned granting their consent, approval, clearance or confirmation on terms reasonably satisfactory to Parent;)

          (ii) the UK Financial Services Authority shall have confirmed in accordance with Section 61 of the UK Insurance Companies Act 1982 (the "1982 Act") that there is no objection to Parent and any relevant stockholders or officers of Parent becoming controllers of any relevant Person or, in the absence of such confirmation in relation to any such Person, the period during which the UK Financial Services Authority may serve a notice of objection pursuant to Section 61 of the 1982 Act in relation to such Person shall have elapsed without the UK Financial Services Authority having served any such notice of objection;

          (iii) the Council of Lloyd's shall have consented in accordance with paragraph 13A of the Underwriting Agents Bylaw (No 4 of 1984 (as amended)) to Parent and any relevant stockholders or officers of Parent becoming controllers of any relevant Person or, in the absence of such consent in relation to any such Person, the period during which the Council of Lloyd's may serve a notice of objection pursuant to such Bylaw in relation to such Person having elapsed without the Council of Lloyd's having served any such notice of objection;

          (iv) the Council of Lloyd's shall have consented in accordance with paragraph 14 of the Membership Bylaw (No 17 of 1993 (as amended)) to Parent and any relevant stockholders or officers of Buyer becoming controllers of any relevant Person or, in the absence of such consent in relation to any such Person, the period during which the Council of Lloyd's may serve a notice of objection pursuant to such Bylaw in relation to such Person shall have elapsed without the Council of Lloyd's having served any such notice of objection.

     (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

     VII.2. Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and no such consent or approval, and no Governmental Consent shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective Subsidiaries which would be reasonably likely, individually or in the aggregate, to materially impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement.

     VII.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Parent Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

     (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

     (c) Stockholder Approval. The Merger shall have been duly approved by the sole stockholder of Merger Subsidiary in accordance with applicable Law.

                          ARTICLE VIII

                           TERMINATION

     VIII.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

     VIII.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned
(i) by action of the board of directors of either Parent or the Company if the Merger shall not have been consummated by August 31, 2000, whether such date is before or after the date of approval by the stockholders of the Company (the "Termination Date"), (ii) by action of the board of directors of Parent or the Company, if the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (iii) by action of the board of directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     VIII.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the board of directors of the
Company:

     (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, prior to four business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "Alternative Transaction Notice"), an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, as the Superior Proposal, and (v) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5.

     (b) if there has been a material breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that would cause the condition set forth in Section 7.3(a) or (b) not to be satisfied or not capable of being satisfied, and such breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach.

     VIII.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of Parent if (a) the Company enters into a binding agreement for a Superior Proposal or the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement,
(b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would cause the condition set forth in Section 7.2(a) or (b) not to be satisfied or not capable of being satisfied, and such breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the party committing such breach.

     VIII.5.   Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

     (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.2(ii), the Company shall pay Parent, Parent's reasonable, documented, out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to $1 million, within two business days of receiving documentation therefore.

     In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.2(ii) and prior to or at the time of the meeting referred to therein any Person shall have publicly made, or shall have publicly announced an intention (whether or not conditional) to make, and not shall not have withdrawn, a bona fide proposal with respect to an Alternative Transaction (as defined below), and within 12 months of termination the Company enters into a definitive agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated, (ii) by the Company pursuant to
Section 8.3(a) or (iii) by Parent pursuant to Section 8.4(a), then the Company shall pay Parent a termination fee of $7.5 million, payable by wire transfer of same day funds, provided that, in the case of clause (i), the amount of such fee shall be multiplied by a percentage equal to the percentage of the stock of the Company or the assets of the Company and its subsidiaries taken as a whole represented by the Alternative Transaction with respect to which an agreement is signed or which is consummated. Any fee payable pursuant to this paragraph shall be decreased by the expenses paid or to be paid pursuant to the immediately preceding paragraph (appropriate adjustment shall be made if the fee contemplated by this paragraph is due before the expenses contemplated by the preceding paragraph). In no event shall the aggregate amount paid pursuant to this paragraph and the immediately preceding paragraph exceed $7.5 million. For purposes of this paragraph, an "Alternative Transaction" shall mean (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, (ii) the purchase of 15% or more of the assets of the Company and its subsidiaries taken as a whole, or
(iii) the purchase of 15% or more of the outstanding Shares, but shall not include the matters set forth in Section 6.2(a) of the Company Disclosure Schedule.

     The fee contemplated by Section 8.5(b) shall be paid (x) in the case of Section 8.5(b)(i), within one business day of the earlier of the date the Company enters into an agreement or consummates a transaction contemplated thereby, (y) in the case of Section 8.5(b)(ii), no later than simultaneously with such termination and (z) in the case of Section 8.5(b)(iii), no later than two business days following the date the Company enters into a definitive agreement with respect to an Alternative Transaction or consummates an Alternative Transaction.

     The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions con templated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such pay ment, Parent or Merger Subsidiary commences a suit against the Company for such payment, the prevailing party shall be paid its costs and expenses (including attorneys' fees) in connection with such suit. Any amounts payable pursuant to this Section 8.5(b) shall be paid with interest thereon at the prime rate of The Chase Manhattan Bank, in effect from time to time during the period such amounts are owing plus two percent.

                           ARTICLE IX

                    MISCELLANEOUS AND GENERAL

     IX.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Section
6.8 (Benefits), and Section 6.10 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.7 (Access), insofar as it relates to the Company's and Parent's respective confidentiality obligations, Section 6.9 (Expenses) and
Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     IX.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective
Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     IX.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

     IX.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     IX.5.     GOVERNING LAW; WAIVER OF JURY TRIAL.

     (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL
RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN
ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD
TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
(iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 9.5.

     (c) THE COMPANY AND MERGER SUBSIDIARY EACH AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR THE STATE COURTS OF THE STATE OF DELAWARE AND AGREES TO VENUE IN SUCH COURTS. THE COMPANY AND MERGER SUBSIDIARY EACH HEREBY APPOINTS THE SECRETARY OF THE COMPANY AND MERGER SUBSIDIARY, RESPECTIVELY, AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

     IX.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          if to Parent or Merger Subsidiary


          John MacColl, Esq.
          Executive Vice President and
               General Counsel
          The St. Paul Companies, Inc.
          385 Washington Street
          St. Paul, Minnesota 55102-1396
          fax:  (651) 310-8204

          with a copy to:

          Joseph B. Frumkin, Esq.,
          Sullivan & Cromwell
          125 Broad Street
          New York, NY  10004
          fax:  (212) 558-3588

          if to the Company


          Mr. Paul M. Orzech
          Executive Vice President and
               Chief Financial Officer
          MMI Companies, Inc.
          540 Lake Cook Road
          Deerfield, IL 60015
          fax: (847) 374-1286

          with a copy to:

          Jerald P. Esrick, Esq.
          Wildman, Harrold, Allen & Dixon
          225 West Wacker Drive
          Chicago, IL 60606-1229
          fax:  (312) 201-2555

          and

          Morton A. Pierce and Richard D. Pritz
          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, NY 10019
          fax: (212) 259-6333

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.
All notices shall be effective upon receipt.

     IX.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     IX.8. No Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     IX.9.     Obligations of Parent and of the Company.
Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     IX.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     IX.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

     IX.12. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.


          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                    MMI COMPANIES, INC.



                    By: /s/ B. Frederick Becker
                        Name: B. Frederick Becker
                        Title:Chairman and Chief
                        Executive Officer


                    THE ST. PAUL COMPANIES, INC.



                    By: /s/ Douglas W. Leatherdale
                        Name:  Douglas W. Leatherdale
                        Title: Chairman and Chief
                        Executive Officer


                    BOWMAN ACQUISITION CORP.



                    By: /s/ Douglas W. Leatherdale
                        Name:  Douglas W. Leatherdale
                        Title: Chairman and Chief
                        Executive Officer